Exhibit 10.13

Promissory Note

Basic Information

Effective Date: November 30, 2016

Borrower: Southland Holdings, LLC, a Texas limited liability company

Borrower’s Mailing Address: 1100 Kubota Drive, Grapevine, Texas 76051

Lender: Rudy V. Renda

Place for Payment: 1100 Kubota Drive, Grapevine, Texas 76051

Principal Amount: $2,762,140

Annual Interest Rate: 1.29%

Maturity Date: December 31, 2025

Annual Interest Rate on Matured, Unpaid Amounts: 10.00%

Terms of Payment (principal and interest):	The Principal Amount is due and payable on the Maturity Date, and the interest is due and payable annually as it accrues. Payments will be applied first to accrued interest and the remainder to reduction of the Principal Amount.

Security for Payment:	This note is secured by a security interest created in a Security Agreement executed of even date herewith by Borrower, as the debtor, and Lender, as the secured party. Such Security Agreement covers certain shares of common stock in and to Oscar Renda Contracting, Inc., a Texas corporation, which interests were purchased by Borrower from Lender pursuant to that certain Stock Purchase Agreement by and between Borrower, as the Purchaser, and Lender, as the Seller.

Promise to Pay

Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate. This note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity Date. If any amount is not paid either when due under the Terms of Payment or on acceleration of maturity, Borrower promises to pay any unpaid amount plus interest from the date the payment was due to the date of payment at the Annual Interest Rate on Matured, Unpaid Amounts.

Defaults and Remedies

If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due.

Waivers

Borrower and each surety, endorser, and guarantor waive, to the extent permitted by law, all (1) demand for payment, (2) presentation for payment, (3) notice of intention to accelerate maturity, (4) notice of acceleration of maturity, and (5) protest.

Attorney’s Fees

Borrower also promises to pay reasonable attorney’s fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

Usury Savings

Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

Other Clauses

Borrower may prepay this note in any amount at any time before the Maturity Date without penalty or premium.

Each Borrower is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.

SOUTHLAND HOLDINGS, LLC

By:	/s/ Teressa Fields
Name:	Teressa Fields
Title:	Controller